Exhibit 10.6

ROYALTY AGREEMENT

This ROYALTY AGREEMENT (“Agreement”) is made and entered into this 1st day of April, 1995, by and among CARRABBA’S ITALIAN GRILL, INC., a Florida corporation having its principal office located at 550 North Reo Street, Suite 200, Tampa, Florida 33609 (hereinafter “CIGI”), OUTBACK STEAKHOUSE, INC., a Delaware corporation having its principal office located at 550 North Reo Street, Suite 200, Tampa, Florida 33609 (hereinafter “Outback”), MANGIA BEVE, INC., a Texas corporation having its principal office at 3125 Kirby Drive, Houston, Texas 77098 (hereinafter “MBI”), CARRABBA, INC., a Texas corporation having its principal office at 3125 Kirby Drive, Houston, Texas 77098 (“CI”), CARRABBA WOODWAY, INC., a Texas corporation having its principal office at 3125 Kirby Drive, Houston, Texas 77098 (“CWI”), JOHN C. CARRABBA, III, an individual residing in the state of Texas (“Johnny Carrabba”), DAMIAN C. MANDOLA, an individual residing in the state of Texas (“Damian Mandola”) and JOHN C. CARRABBA, JR., an individual residing in the state of Texas (“John C. Carrabba, Jr.”).

W I T N E S S E T H:

WHEREAS, MBI is the sole and exclusive owner of a unique, distinctive system for the establishment of full service restaurants known as “Carrabba’s Italian Grill®” which feature a specialized menu of Italian food and full bar service; and

WHEREAS, in consideration for the covenants of CIGI and the payments to be provided for herein, MBI desires to transfer said system to CIGI.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and after good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement, the following definitions shall apply:

1.1 Affiliate. The term “Affiliate” shall have the same meaning as such term has in the Securities and Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

1.2 Carrabba Entity(ies). The term “Carrabba Entity(ies)” shall mean each of MBI, CI, CWI, Johnny Carrabba, Damian Mandola and John Carrabba, Jr., individually and collectively, jointly and severally, and their Affiliates, heirs, administrators, representatives, successors and permitted assigns.

1.3 CI License Agreement. The term “CI License Agreement” shall mean that certain Amended and Restated Carrabba’s Restaurant Licensing Agreement of even date herewith between CIGI, as Licensor, and CI, as Licensee, pursuant to which CI was granted the right to operate one Restaurant located at 3115 Kirby Drive, Houston, Texas 77098.

1.4 CWI License Agreement. The term “CWI License Agreement” shall mean that certain Amended and Restated Carrabba’s Restaurant Licensing Agreement of even date herewith between CIGI, as Licensor, and CWI, as Licensee, pursuant to which CWI was granted the right to operate one Restaurant located at 1399 South Voss, Houston, Texas.

1.5 Florida License Agreement. The term “Florida License Agreement” shall mean that certain License Agreement of even date herewith between MBI as successor to the Joint Venture, as Licensor, and the Florida Partnership, as Licensee, pursuant to which the Florida Partnership was granted the exclusive right to operate an unlimited number of Restaurants in certain counties in the state of Florida.

1.6 Florida Partnership. The term “Florida Partnership” shall mean Carrabba’s of West Florida, Ltd., a Florida limited partnership.

1.7 Joint Ventures. The term “Joint Ventures” shall mean collectively Carrabba/Outback Joint Venture, a Florida general partnership and Carrabba/Texas Joint Venture, a Florida general partnership.

1.8 Joint Venture License Agreements. The term “Joint Venture License Agreements” shall mean those certain Carrabba’s Restaurant Licensing Agreements of even date herewith between MBI, as Licensor, and the Joint Ventures, as Licensees, pursuant to which the Joint Ventures were granted the right to operate an unlimited number of Restaurants in the state of Texas.

1.9 Net Product Sales. The term “Net Product Sales” shall mean all monetary compensation received from the sale of products and services which are not sold at or from a Restaurant, whether for cash or credit and regardless of collection in the case of credit, reduced by (i) discounts, rebates and complimentary food and beverages, (ii) returns and exchanges, (iii) sales and other taxes and surcharges collected for transmittal to taxing authorities and (iv) revenue from catering activities done for charitable, marketing or community involvement purposes.

1.10 Net Restaurant Sales. The term “Net Restaurant Sales” shall mean, with respect to any Restaurant, all monetary compensation received for the sale of all products and services at or from such Restaurant, whether for cash or credit and regardless of collection in the case of credit, including the face value of gift certificates redeemed by customers, reduced by (i) discounts and complimentary food and beverages, (ii) sales and other taxes and surcharges collected for transmittal to taxing authorities, (iii) revenue received from the sale of gift certificates and (iv) revenue from catering activities done for charitable, marketing or community involvement purposes.

1.11 Outback. The term “Outback” shall mean Outback Steakhouse, Inc., a Delaware corporation.

1.12 Outback Entities. The term “Outback Entities” shall mean each of CIGI and Outback, individually and collectively, and their Affiliates, successors and permitted assigns.

1.13 Proprietary Marks. The term “Proprietary Marks” shall mean, collectively and individually, Federal Trademark/Service Mark Reg. No. 1,795,108 for Carrabba’s with design; Federal Trademark/Service Mark Reg. No. 1,804,367 for Carrabba’s with Pizza Chef Design; Federal Trademark/Service Mark Reg. No. 1,843,015 for Pizza Chef Design; Federal Trademark/Service Mark Reg. No. 1,865,848 for Carrabba’s Italian Grill (stylized); and all other copyrights, trademarks, trade names, service marks, logos, emblems and other indicia of origin used to identify the System; together with all goodwill associated with all of the foregoing.

1.14 Restaurant. The term “Restaurant” shall mean a restaurant utilizing the System, whether owned by CIGI, its Affiliates or by its licensees/franchisees.

1.15 System. The term “System” shall mean the Carrabba’s Italian Grill® restaurant concept and system and all elements, characteristics and properties thereof, including, without limitation, recipes and menu items; motif, design, decor and furnishings; trade dress and the Propriety Marks, trade secrets, know-how and other intellectual property; uniform standards, specifications and procedures for operations, quality and uniformity of products and services offered; procedures for inventory and management control; training and assistance; employee testing programs; marketing, advertising and promotional programs; together with all goodwill associated therewith.

ARTICLE II

TRANSFER OF SYSTEM

2.1 Transfer of System. MBI hereby assigns, transfers and conveys outright and absolutely to CIGI all ownership, right, title and interest in and to the System and the Proprietary Marks and all elements, characteristics and property thereof, and all goodwill associated therewith, free and clear of any lien, claim, encumbrance or retained interest whatsoever, subject to and except only the following:

(a) CI’s rights to operate one Restaurant pursuant to the CI License Agreement.

(b) CWI’s rights to operate one Restaurant pursuant to the CWI License Agreement.

(c) The Florida Partnership’s rights to operate Restaurants as licensees pursuant to the Florida License Agreement.

(d) The Joint Ventures’ rights to operate Restaurants as a licensee pursuant to the Joint Venture License Agreements.

(e) MBI’s contingent right of reversion specified in Section 8.5 hereof.

2.2 Transfer of Rights as Licensor. MBI hereby transfers, assigns and conveys to CIGI all right, title and interest of MBI as Licensor under the CI License Agreement, the CWI License Agreement, the Florida License Agreement and the Joint Venture License Agreement. CIGI hereby accepts such assignment and agrees to be bound by, and hereby assumes the obligations of Licensor under the CI License Agreement, the CWI License Agreement, the Florida License Agreement and the Joint Venture License Agreement.

2.3 Limitation. Notwithstanding the foregoing, CIGI shall not use the Proprietary Marks in connection with any product or service other than restaurant and catering services, food products, beverages, clothing and promotional items ancillary to the foregoing, except with the prior consent of MBI, which consent shall not be unreasonably withheld, delayed or conditioned. Nothing contained in this Section 2.3 shall be construed as a retention by MBI of any right to use the Proprietary Marks nor as a grant of any right to use the Proprietary Marks.

ARTICLE III

ROYALTIES

3.1 Restaurant Royalties. For each Restaurant owned by CIGI or a franchisee/licensee of CIGI (other than the Joint Venture, CI or CWI) which Restaurant first opens to the public after January 1, 1995, CIGI shall pay to MBI an annual royalty fee during the term of this Agreement as follows:

(a) For Restaurants whose annual Net Restaurant Sales are Two Million Seven Hundred Thousand Dollars ($2,700,000) or less, a royalty fee of one percent (1%) of Net Restaurant Sales;

(b) For Restaurants whose annual Net Restaurant Sales exceed Two Million Seven Hundred Thousand Dollars ($2,700,000) but are less than Three Million Dollars ($3,000,000), a royalty fee of one and one quarter percent (1 1/4%) of Net Restaurant Sales;

(c) For Restaurants whose annual Net Restaurant Sales exceed Three Million Dollars ($3,000,000), a royalty fee of one and one half percent (1 1/2%) of Net Restaurant Sales.

3.2 Payment. For each Restaurant CIGI shall pay to MBI a monthly royalty fee at the rate of one percent (1%) of Net Restaurant Sales for each of the first six months of such Restaurant’s operation. After the first six months of operation, such Restaurant’s Net Restaurant Sales shall be annualized and the royalty fee shall be paid for the remainder of the calendar year based on annualized Net Restaurant Sales for the calendar year ending on the first December 31 after the Restaurant has completed its first six months of operation (“Initial Calendar Year”). For each calendar year after the Initial Calendar Year, such Restaurant shall pay a monthly royalty fee based on the Net Restaurant Sales of the preceding calendar year (annualized for Restaurants open less than twelve months in the previous calendar year). Within thirty (30) days of the end of each calendar year, each Restaurant’s actual Net Restaurant Sales for such calendar year shall be determined and CIGI shall pay to MBI, or MBI shall refund to CIGI, as the case may be, any amounts necessary so that the actual royalty paid for such calendar year is as provided in Section 3.1. No royalty shall be paid on Net Restaurant Sales which occur after expiration or termination of this Agreement.

3.3 Product Royalties. For each calendar year during the term of this Agreement (beginning with 1995) CIGI shall pay to MBI a monthly royalty fee of one percent (1%) of Net Product Sales, payable as provided in Section 3.4. No royalty shall be paid on Net Product Sales which occur after expiration or termination of this Agreement.

3.4 Payments and Reports. All monthly payments to MBI required by this Article III shall be paid by the tenth (10th) day of each month in respect of operations during the preceding calendar month, and shall be submitted, together with any reports or statements required under Section 4.5 hereof, to MBI at the address provided in Section 10.4 hereof. Any payment or report not actually received by MBI on or before such date shall be deemed overdue. If any payment is overdue, CIGI shall pay MBI, in addition to the overdue amount, interest on such amount from the date it was due until payment is received by MBI at the rate of eighteen percent (18%) per annum, or the maximum rate permitted by law, whichever is less.

ARTICLE IV

COVENANTS OF OUTBACK ENTITIES

The Outback Entities covenant and agree with the Carrabba Entities as follows:

4.1 Development of Restaurants. CIGI shall use its best reasonable efforts to successfully promote and develop the System and to establish and operate, by itself and through licensees and franchisees, as many Restaurants as CIGI deems prudent, in its sole discretion.

4.2 Payments of Royalties. CIGI shall use its best reasonable efforts to maximize the Net Sales of each Restaurant and shall promptly pay or cause to be paid to MBI the royalties provided for in Article III.

4.3 Improvement of System. CIGI shall use its best reasonable efforts to modify and improve the System and to protect and defend the Proprietary Marks; provided, however, nothing contained herein shall be construed as obligating CIGI to initiate any legal action against any particular infringer of any Proprietary Mark. All improvements, modifications and changes to the System or any element thereof shall be the sole and exclusive property of CIGI.

4.4 Obligations as Licensor. CIGI shall fully perform all obligations of CIGI as Licensor under the CI License Agreement, the CWI License Agreement, the Florida License Agreement and the Joint Venture License Agreements, and CIGI will comply with all terms thereof and CIGI shall hold the Carrabba Entities harmless from all obligations of Licensor to licensees and franchisees and all other obligations of Licensor.

4.5 Accounting and Records.

(a) Monthly Reporting. CIGI shall maintain during the term of this Agreement, and shall preserve for at least five (5) years from the dates of their preparation, full, complete, and accurate books, records, and accounts prepared in accordance with generally accepted accounting principles and in sufficient detail to document the calculation of royalties hereunder.

(b) Monthly Reports. CIGI shall submit to MBI no later than the tenth (10th) day of each month during the term of this Agreement, a remittance report accurately reflecting all Net Restaurant Sales and Net Product Sales during the preceding calendar month and such other data or information as MBI may reasonably request. In addition, and without limiting the foregoing, CIGI shall submit a monthly and fiscal year-to-date profit and loss statement (which may be unaudited) for CIGI and the Restaurants, and shall submit copies of all state sales tax returns for CIGI and the Restaurants.

(c) Quarterly Reports. CIGI shall submit to MBI a quarterly balance sheet (which may be unaudited) within thirty (30) days after the end of each quarter of the fiscal year of the CIGI. Each such statement shall be signed by CIGI or by CIGI’s treasurer or chief financial officer attesting that it is true and correct.

(d) Annual Reports. CIGI shall submit to MBI complete audited annual financial statements of CIGI prepared by an independent certified public accountant satisfactory to MBI, within ninety (90) days after the end of each fiscal year of CIGI, showing the results of operations of CIGI and the Restaurant during said fiscal year. Such statements shall include, at a minimum, a balance sheet, profit and loss statement and statement of sources and uses of funds.

(e) Additional Reports. CIGI shall submit to MBI, for review or auditing, such other forms, reports, records, information, and data as MBI may reasonably request in order to verify the calculation of royalties payable pursuant to this Agreement.

(f) Inspection Rights. MBI or its designated agents shall have the right at all reasonable times to examine and copy, at MBI’s expense, the books, records, and tax returns of CIGI. MBI shall also have the right, at any time, to have an independent audit made of the books of CIGI. If an inspection should reveal that any payments have been understated in any report to MBI, then CIGI shall immediately pay to MBI the amount understated upon demand, in addition to interest from the date such amount was due until paid, at the rate of ten percent (10%) per annum, or the maximum rate permitted by law, whichever is less. If an inspection discloses an understatement in any report of five percent (5%) or more, CIGI shall pay interest at the rate of eighteen percent (18%) per annum or the maximum rate permitted by law, whichever is less, and in addition, shall reimburse MBI for any and all costs and expenses connected with the inspection (including, without limitation, travel, lodging and wages expenses and reasonable accounting and legal costs). The foregoing remedies shall be in addition to any other remedies MBI may have.

(g) Expenses. All reports, forms and other information required by this Section 4.5 shall be prepared at CIGI’s expense and shall be submitted to MBI at the address indicated in Section 10.4 hereof.

(h) Other Users of System. CIGI will cause all franchisees, licensees and other users of the System to maintain and provide records of the type necessary to support and document the reports to be provided hereunder.

4.6 Non-Competition. Each Outback Entity covenants to MBI that, except as otherwise approved in writing by MBI, it shall not, during the term of this Agreement, directly or indirectly, for itself or through, on behalf of, or in conjunction with any person, persons, partnership, limited liability company, corporation or any other entity, own, maintain, operate, engage in, license, franchise, be employed by or have any interest in, any Italian food restaurant utilizing any material proprietary component, element or property of the System other than Restaurants licensed to use the System and for which royalties are paid hereunder. Without limiting the generality of the foregoing, the parties further agree that for any such Italian food restaurant utilizing one or more material proprietary components, elements or properties of the System, CIGI shall remain obligated to pay royalties on sales of such restaurant to the same extent as if such restaurant were a licensee or a franchisee of CIGI and utilizing the System.

4.7 Right of First Refusal.

(a) Restriction. The Outback Entities hereby covenant and agree that no Outback Entity shall, directly or indirectly, in any manner whatsoever, transfer or offer to transfer the System (hereinafter referred to as a “Transfer”), except in accordance with the provisions of this Section 4.7. Any purported Transfer, no matter how effected, which does not comply with the terms, conditions and procedures of this Section 4.7 shall be null and void and shall transfer no interest in the System. This Section 4.7 shall not apply to the grant in the ordinary course of business of licenses and franchises to use the System.

(b) Termination of Restrictions. Notwithstanding any contrary provision hereof, the restrictions on Transfer and rights of first refusal contained in this Section 4.7 shall terminate and thereafter be forever null and void if at any time on or before January 1, 2000 there are fifty (50) or more Restaurants open for business.

(c) Right of First Refusal. In the event any Outback Entity (“Transferor”) desires to Transfer the System (and any Restaurants owned by CIGI or its Affiliates) or a majority of the vote or value of the capital stock of CIGI, to any person or entity, the Transferor shall, prior to any such Transfer, give MBI written notice of such desire (“Notice of Transfer”), which notice shall specify the property to be transferred (“Property”), the identity of the proposed transferee, and the purchase price, including payment terms and the treatment of liabilities related to the Property (“Purchase Price”). Any purported Notice of Transfer that does not comply with the requirements of this subsection (c) shall be null and void and of no effect hereunder. Upon receipt of a proper Notice of Transfer, MBI shall thereupon have the right to acquire all, but not less than all, of the Property specified in the Notice of Transfer on terms identical to the Purchase Price. In the event the Purchase Price contains terms which MBI cannot reasonably duplicate, MBI shall have the right to substitute the reasonable cash equivalent thereof.

MBI shall exercise the right of first refusal contained herein by giving written notice thereof (“Notice of Election”) to the Transferor within thirty-five (35) days of the date of the Notice of Transfer. In the event MBI fails to give a Notice of Election to the Transferor within the thirty-five (35) day period, the purchase option contained herein shall lapse, and, if so requested by the Transferor, MBI shall give an affirmative written statement of non-exercise of the right of first refusal within five (5) days of request by the Transferor.

The closing for any purchase hereunder shall be consummated and closed in CIGI’s principal office on a date and at a time designated by MBI in a notice to the Transferor, provided such consummation and closing date shall occur within ninety (90) days from the date of the Notice of Election. At such closing the Transferor shall execute and deliver all documents and instruments as are necessary and appropriate, in the opinion of counsel for MBI, to effectuate the transfer of the Property to MBI in accordance with the terms of the Notice of Transfer, and MBI shall deliver the Purchase Price.

(d) Limitation. The right of first refusal contained in subsection (c) shall not apply to transfers to Outback or any Affiliate of Outback.

(e) Transfer Permitted After Failure to Elect. In the event MBI does not elect pursuant to subsection (c) to exercise the purchase option specified therein, or in the event the closing for any purchase pursuant to subsection (c) does not occur within the time limits specified therein, then the Transferor shall be free to transfer the Property as was specified in the Notice of Transfer to the person or entity identified in the Notice of Transfer in exchange for the exact Purchase Price as was specified in the Notice of Transfer; provided, however, that the closing and consummation of such transfer shall occur on or before the earlier of (i) sixty (60) days from the date of the Notice of Transfer if no Notice of Election was given; or (ii) one hundred twenty (120) days from the date of the Notice of Election; and provided further that such transfer must comply with all other requirements of this Section 4.7. In the event such transfer is not so closed and consummated within such period, the purchase option granted to MBI in subsection (c) shall again be exercisable and the Transferor shall make no Transfer of the Property, or any right, title or interest therein, until he has again complied with all terms and provisions of this Section 4.7. In the event MBI does not elect pursuant to Section 4.7 to exercise the purchase option contained therein and the Transferor makes a permitted Transfer in compliance with the terms and provisions of this Section 4.7, then the person or entity to whom such Property is transferred shall, as a condition to such transfer, agree in writing to be bound by all terms and provisions of this Agreement.

(f) Effect of Transfer. Notwithstanding any Transfer of the System or any portion thereof, unless MBI (or any Permitted Successor entitled to royalties hereunder at the time of such transfer) otherwise agrees in writing, no Transfer shall relieve Outback, CIGI or any other transferring person or entity from any liability to pay royalties hereunder, which liabilities and obligations shall be joint and several as to such parties; and, unless otherwise so agreed by MBI or its Permitted Successor, all transferees of the System shall be and remain jointly and severally liable for the payment of such royalties and the performance of such liabilities and obligations hereunder.

ARTICLE V

COVENANTS OF CARRABBA ENTITIES

5.1 Non-Disclosure; Non-Solicitation. Except as required by law or as necessary to protect its interests in legal proceedings involving the parties to this Agreement or thired parties, at no time during the term of this Agreement, or at any time thereafter, shall any Carrabba Entity, individually or jointly with others, for the benefit of any Carrabba Entity or any third party, publish, disclose, use, or authorize anyone else to publish, disclose, or use, any secret or confidential material or information relating to any aspect of the business or operations of CIGI, the System or the Restaurants, including, without limitation, any secret or confidential information relating to the business, customers, trade or industrial practices, trade secrets, technology, recipes or know-how of CIGI, its Affiliates or the System. Moreover, during the term of this Agreement and for a period of two (2) years thereafter, no Carrabba Entity shall offer employment to any then-current employee of any of CIGI, its Affiliates or licensees (other than a Carrabba Entity), or otherwise solicit or induce any employee of any of CIGI, its Affiliates or licensees to terminate their employment, nor shall any Carrabba Entity act as an officer, director, employee, partner, independent contractor, consultant, principal, agent, proprietor, owner or part owner, or in any other capacity, for any person or entity which solicits or otherwise induces any employee of any of CIGI, its Affiliates or licensees (other than a Carrabba Entity) to terminate their employment.

5.2 Competition. Each Carrabba Entity covenants to CIGI that, except for the Restaurants owned by the Joint Ventures, CI and CWI, and except as otherwise approved in writing by CIGI, each Carrabba Entity shall not, during the term of this Agreement and for a continuous uninterrupted period commencing upon the expiration or termination of this Agreement, and continuing for two (2) years thereafter, directly or indirectly, for themselves, or through, on behalf of, or in conjunction with any person, persons, partnership or corporation, own, maintain, operate, engage in, be employed by, or have any interest in, or lend any assistance to, any business which owns or operates one or more full service Italian food restaurants and which is, or is intended to be, located within thirty (30) miles of an existing or proposed Restaurant utilizing the System, whether owned by CIGI, its Affiliates or a licensee/franchisee of CIGI; provided, however, that during the term of this Agreement the foregoing geographic limitation shall not apply and, except for the Restaurants owned by the Joint Venture, CI and CWI, each Carrabba Entity shall be prohibited from such ownership and/or activity regardless of whether such other business is within or without of the thirty-mile radius; and provided further, that this Section 5.2 shall not apply to any Permitted Transferee who by the terms of Section 6.4(c) is entitled to own or operate not more than five restaurants. The term “proposed Restaurant” shall mean all locations for which CIGI (or its successor in interest as owner or the System), any Affiliate of CIGI, or any franchisee is conducting active, bona fide negotiations to secure a fee or leasehold interest with the intention of establishing thereon a restaurant utilizing the System.

This section shall not apply to ownership by a Carrabba Entity of less than one percent (1%) beneficial interest in the outstanding equity securities of any corporation required to file periodic reports under the Securities Exchange Act of 1934, as amended.

5.3 Independent Covenants. The parties agree that each of the foregoing covenants shall be construed as independent of any other covenant or provision of this Agreement. If all or any portion of a covenant in this Article V is held unreasonable or unenforceable by a court or agency having valid jurisdiction in an unappealed final decision to which CIGI is a party, each Carrabba Entity expressly agrees to be bound by any lesser covenant subsumed within the terms of such covenant that imposes the maximum duty permitted by law, as if the resulting covenant were separately stated in and made a part of this Article V.

5.4 Modification. Each Carrabba Entity understands and acknowledges that CIGI shall have the right, in its sole discretion, to reduce the scope of any covenant set forth in Sections 5.1 and 5.2 of this Agreement, or any portion thereof, effective immediately upon receipt of written notice thereof; and each Carrabba Entity agrees that it shall comply forthwith with any covenant as so modified, which shall be fully enforceable against such Carrabba Entity.

5.5 Claims Not a Defense. Each Carrabba Entity expressly agrees that the existence of any claims they may have against any Outback Entity, whether or not arising from this Agreement, shall not constitute a defense to the enforcement by CIGI of the covenants in this Article V. Each Carrabba Entity agrees to pay all costs and expenses (including reasonable attorneys’ fees) incurred by CIGI in connection with any legal proceedings brought by CIGI to construe, interpret or enforce this Article V.

5.6 Reasonableness of Restrictions; Reformation; Enforcement. Each Carrabba Entity recognizes and acknowledges that the geographical and time limitations contained in this Article V are reasonable and properly required for the adequate protection of CIGI and the System. It is agreed by each Carrabba Entity that if any portion of the restrictions contained in this Article V be unreasonable, arbitrary or against public policy, then the restrictions shall be considered divisible, both as to the time and to the geographical area, with each month of the specified period being deemed a separate period of time and each radius mile of the restricted territory being deemed a separate geographical area, so that the lesser period of time or geographical area shall remain effective so long as the same is not unreasonable, arbitrary or against public policy. The parties hereto agree that in the event any court of competent jurisdiction determines the specified period or the specified geographical area of the restricted territory to be unreasonable, arbitrary, or against public policy, a lesser time period or geographical area which is determined to be reasonable, nonarbitrary, and not against public policy may be enforced against each Carrabba Entity. If any Carrabba Entity shall violate any of the covenants contained herein and if any court action is instituted by CIGI to prevent or enjoin such violation, then the period of time during which the covenants of this Article V shall apply, as provided in this Agreement, shall be lengthened by a period of time equal to the period between the date of the breach of the terms or covenants contained in this Agreement and the date on which the decree of the court disposing of the issues upon the merits shall become final and not subject to further appeal.

5.7 Specific Performance. Each Carrabba Entity agrees that a breach of any of the covenants contained in this Article V will cause irreparable injury to CIGI for which the remedy at law will be inadequate and would be difficult to ascertain and therefore, in the event of the breach or threatened breach of any such covenants, CIGI shall be entitled, in addition to any other rights and remedies it may have at law or in equity, to obtain an injunction to restrain such Carrabba Entity from any threatened or actual activities in violation of any such covenants. Each Carrabba Entity hereby consents and agrees that temporary and permanent injunctive relief may be granted in any proceedings which might be brought to enforce any such covenants without the necessity of proof of actual damages, and in the event CIGI does apply for such an injunction, the Carrabba Entities shall not raise as a defense thereto that CIGI has an adequate remedy at law.

5.8 Personnel. Each of CI, CWI and MBI shall require and obtain execution of covenants similar to those set forth in this Article V (including covenants applicable during the term of a person’s relationship with them and for two years after termination of such relationship) from any or all of the following persons: (a) all managers, kitchen managers and assistant kitchen managers of MBI, CI or CWI; (b) all officers, directors and holders of a beneficial interest of one percent (1%) or more of the securities of MBI, CI or CWI. Every covenant required by this Section 5.8 shall be in a form reasonably satisfactory to CIGI, including, without limitation, specific identification of CIGI as a third-party beneficiary of such covenants with the independent right to enforce them. Failure by MBI, CI or CWI to obtain execution of a covenant required by this Section 5.8 shall constitute a default under this Agreement. Nothing contained in this Section 5.8 shall be construed as a guarantee by MBI of the enforceability of such covenants of such personnel.

5.9 Ownership of Improvements. Each Carrabba Entity acknowledges and agrees that any and all improvements, modifications or additions to the System developed by any Carrabba Entity (or their employees) shall constitute part of the System and shall be the sole and exclusive property of CIGI.

ARTICLE VI

RESTRICTIONS ON TRANSFER

6.1 Restriction Against Transfer. The Carrabba Entities hereby covenant and agree that no Carrabba Entity shall, directly or indirectly, in any manner whatsoever, transfer or encumber, or offer to transfer or encumber (hereinafter referred to as “Transfer”) any of its interest in the royalties provided for in Article III hereof, or any right, title or interest therein, whether now owned or hereafter acquired (“Royalty Interest”), except in accordance with the provisions of this Article VI.

Any purported Transfer, no matter how effected, which does not comply with the terms, conditions and procedures of this Agreement shall be null and void and shall transfer no interest in the Royalty Interest, but such non-complying purported Transfer shall not relieve CIGI of any of its obligations under this Agreement.

For purposes of this Agreement, a Transfer of a Royalty Interest shall include any issuance, disposition or encumbrance, of any shares of any class of capital stock of MBI or other ownership or voting interest in MBI, and all provisions of this Article VI shall apply to any such disposition or encumbrance.

6.2 Transferees Bound. Any permitted transferee or assignee to whom a Royalty Interest (or capital stock or other ownership or voting interest in MBI or any successor to MBI) may be transferred under the terms of this Agreement who is not at the time of such transfer a party to this Agreement shall take such Royalty Interest subject to all of the terms and conditions of this Agreement and shall not be considered to have title to such Royalty Interest until the transferee or assignee shall have accepted and assumed the terms and conditions of this Agreement by a written agreement to that effect.

6.3 Transfers Subject to Rights of First Refusal. In the event MBI, or any shareholder of MBI, (“Transferor”) desires to Transfer all or any part of its Royalty Interest or (i) in the case of MBI, issue additional shares of capital stock, or (ii) in the case of a shareholder of MBI, Transfer capital stock or other ownership or voting interest in MBI] to any person or entity, the Transferor shall, prior to any such Transfer, give CIGI written notice of such desire (“Notice of Transfer”), which notice shall specify the Royalty Interest (or capital stock in MBI) to be transferred or issued, the identity of the proposed transferee, the purchase price for the Royalty Interest (or capital stock of MBI, as the case may be), and the terms for payment of the purchase price, (“Purchase Price”). Any purported Notice of Transfer that does not comply with the requirements of this Section shall be null and void and of no effect hereunder. Upon receipt of a proper Notice of Transfer, CIGI shall thereupon have the right to acquire the Transferor’s entire Royalty Interest (or entire capital stock in MBI, as the case may be), or such portion thereof as is specified in the Notice of Transfer, on terms identical to the Purchase Price or proportionately identical if CIGI elects to purchase the entire Royalty Interest (or entire capital stock, as the case may be) of the Transferor. In the event the Purchase Price contains terms which CIGI cannot reasonably duplicate, CIGI shall have the right to substitute the reasonable cash equivalent thereof.

CIGI shall exercise the right of first refusal contained herein by giving written notice thereof (“Notice of Election”) to the Transferor within thirty-five (35) days of the date of the Notice of Transfer. The Notice of Election shall specify whether CIGI elects to purchase the entire Royalty Interest (or entire capital stock, as the case may be) of the Transferor, or, if less, the portion thereof specified in the Notice of Transfer. In the event CIGI fails to give a Notice of Election to the Transferor within the thirty-five (35) day period, the purchase option contained herein shall lapse, and, if so requested by the Transferor, CIGI shall give an affirmative written statement of non-exercise of the right of first refusal within five (5) days of request by the Transferor.

The closing for any purchase hereunder shall be consummated and closed in CIGI’s principal office on a date and at a time designated by CIGI in a notice to the Transferor, provided such consummation and closing date shall occur within ninety (90) days from the date of the Notice of Election. At such closing the Transferor shall execute and deliver all documents and instruments as are necessary and appropriate, in the opinion of counsel for CIGI, to effectuate the transfer of the Transferor’s Royalty Interest (or capital stock of MBI, as the case may be) to CIGI in accordance with the terms of the Notice of Transfer and CIGI shall deliver the Purchase Price.

6.4 Limitation. Notwithstanding any other provision of this Agreement, shares of stock of MBI or interests in royalty payments hereunder may be transferred or assigned under the following circumstances, without giving rise to any right of first refusal under Section 6.3:

(a) MBI may transfer or assign its interest in royalty payments hereunder, or any portion thereof, to any organization, association or other entity (a “Successor”), so long as the capital stock of or other equity interests in such Successor are held only by or for the account of any one or more of the Carrabba Entities, or any other person or entity that would be permitted to own stock of or equity interests in MBI or a Permitted Successor pursuant to clauses (b) and (c) below, or any combination of the foregoing persons (all such Successors referred to collectively as “Permitted Successors”), provided that in each case the transferee of such interest shall be subject to the same restrictions on further transfer as are contained in this Article VI including exceptions from such restrictions pursuant to this Section 6.4), and provided, further, that for a period of five (5) years from the date of this Agreement following each such transfer, Johnny Carrabba or Damian Mandola, if both are then alive, shall have the exclusive right to vote a number of shares of stock of MBI and any Permitted Successor sufficient to elect their entire Board of Directors and to exclusively determine all matters submitted to shareholder vote;

(b) In addition to transfers permitted by sections (a) or (c), shares of stock of, or other equity interests in, MBI or any Permitted Successor or any interest therein may be transferred to the spouse, children, grandchildren, nephews and nieces of Johnny Carrabba, Damian Mandola or John Carrabba, Jr., or to any trust for the benefit of one or more such persons (the foregoing collectively referred to as “Permitted Transferees”), provided that in each case the transferee of such shares or equity interests shall be subject to the same restrictions on further transfer as are contained in this Article VI; (including exceptions from such restrictions pursuant to this Section 6.4), and provided, further, that for a period of five (5) years from the date of this Agreement following each such transfer, Johnny Carrabba and Damian Mandola, if both are then alive, shall have the exclusive right to vote a number of shares of stock of MBI and any Permitted Successor sufficient to elect their entire Board of Directors and to exclusively determine all matters submitted to shareholder vote; and

(c) Shares of stock of, or other equity interest in, MBI or any Permitted Successor or any interest therein may be transferred to any person if, and only if (i) the transfer is a bona fide gift by the transferor for which no monetary or property consideration or other thing of value whatsoever is received, or a testamentary transfer or transfer by intestate succession or other transfer upon the transferor’s death, and (ii) the donee is not in any manner, directly or indirectly, through ownership in other entities or otherwise, engaged in the operation or ownership of restaurants; provided, however, that if the donee is a family member of Johnny Carrabba, Damian Mandola or John Carrabba, Jr. such donee may be involved in the ownership or operation of not more than five (5) restaurants; provided, however, in the case of bona fide, recognized charitable organizations, ownership of stock in publicly traded corporations shall be allowed and in the case of all other donees, ownership of less than one percent (1%) of the outstanding shares of any class of securities of a publicly traded corporation shall be allowed (the foregoing also collectively referred to as “Permitted Transferees”). The parties further agree that any donee permitted to own or operate not more than five restaurants hereunder shall continue to be permitted to do so, notwithstanding any term or provision to the contrary in any other agreement between or among any of the Outback Entities and any of the Carrabba entities.

6.5 Transfer Permitted After Failure to Elect. In the event CIGI does not elect pursuant to Section 6.3 to exercise the purchase option specified therein, or in the event the closing for any purchase pursuant to Section 6.3 does not occur within the time limits specified therein, then the Transferor shall be free to transfer the exact portion of its Royalty Interest (or capital stock of MBI, as the case may be) as was specified in the Notice of Transfer to the person or entity identified in the Notice of Transfer in exchange for the exact Purchase Price as was specified in the Notice of Transfer; provided, however, that the closing and consummation of such transfer shall occur on or before the earlier of (i) sixty (60) days from the date of the Notice of Transfer if no Notice of Election was given; or (ii) one hundred twenty (120) days from the date of the Notice of Election; and provided further that such transfer must comply with all other requirements of this Article VI. In the event such transfer is not so closed and consummated within such period, the purchase option granted to CIGI in Section 6.3 shall again be exercisable and the Transferor shall make no Transfer of any portion of its Royalty Interest (or capital stock in MBI), or any right, title or interest therein, until he has again complied with all terms and provisions of this Article. In the event CIGI does not elect pursuant to Section 6.3 to exercise the purchase option contained therein and the Transferor makes a permitted Transfer in compliance with the terms and provisions of this Article, then the person or entity to whom such Royalty Interest (or capital stock of MBI) is transferred shall nevertheless acquire such Royalty Interest (or capital stock) subject to the restrictions imposed on such Royalty Interest (or capital stock) under this Article VI as to further transfers of such Royalty Interest (or capital stock), and provided further that as a condition to such transfer any such transferee shall agree in writing to be bound by all terms and provisions of this Agreement.

6.6 Purchase Option on Bankruptcy of John C. Carrabba, III Damian C. Mandola and John C. Carrabba, Jr.

(a) For purposes of this Agreement, the term “Bankrupt” or “Bankruptcy” means, with respect to any person, a situation in which (i) such person shall file a voluntary petition in bankruptcy or shall be adjudicated as bankrupt or insolvent, or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under the present or future applicable Federal, state or other statute or law relating to bankruptcy, insolvency, or other relief for debtors, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver, conservator or liquidator of such person or of all or any substantial part of its properties or its rights under this Agreement (the term “acquiesce”, as used in this definition, includes the failure to file a petition or motion to vacate or discharge any order, judgment or decree within twenty (20) days after entry of such order, judgment or decree); (ii) a court of competent jurisdiction shall enter an order, judgment or decree approving a petition filed against such person seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future Federal Bankruptcy Act, or any other present or future applicable Federal, state or other statute or law relating to bankruptcy, insolvency, or other relief for debtors, and such person shall acquiesce in the entry of such order, judgment or decree or such order, judgment or decree shall remain unvacated and unstayed for an aggregate of thirty (30) days (whether or not consecutive) from the date of entry thereof, or any trustee, receiver, conservator or liquidator of such person or of all or any substantial part of its property or its rights under this Agreement shall be appointed without the consent or acquiescence of such person and such appointment shall remain unvacated and unstayed for an aggregate of thirty (30) days (whether or not consecutive); (iii) such person shall admit in writing its inability to pay its debts as they mature; (iv) such person shall give notice to any governmental body of insolvency or pending insolvency, or suspension or pending suspension of operations; or (v) such person shall make an assignment for the benefit of creditors or take any other similar action for the protection or benefit of creditors.

(b) Options.

(i) Upon the Bankruptcy of John C. Carrabba, III (“Johnny Carrabba”), Damian C. Mandola (“Damian Mandola”), or John C. Carrabba, Jr. (“John Carrabba, Jr.”) CIGI shall have an option to purchase all of the shares of capital stock of MBI (and any Successor) the bankrupt at his Bankruptcy (the “Bankrupt”), and if such option is exercised, the Bankrupt’s estate (or legal representative, as the case may be), shall be obligated to sell to CIGI all of the shares of capital stock of MBI (and any Successor) owned by the Bankrupt (the “Shares”).

(ii) In the event the Bankruptcy of both Johnny Carrabba and Damian Mandola occurs within one hundred twenty (120) days of each other, CIGI shall have an option to purchase the entire Royalty Interest owned by MBI, and if such option is exercised, the Bankrupts’ estate (or legal representative, as the case may be), shall be obligated to cause MBI to sell to CIGI all of the Royalty Interest owned by MBI.

(c) Limitation. Notwithstanding any contrary provision of this Section 6.6, the purchase options granted to CIGI pursuant to this Section 6.6 shall not apply if, and to the extent, upon the death or Bankruptcy of Johnny Carrabba, Damian Mandola or John Carrabba, Jr., such Bankrupt person’s Shares are devised or transferred to one or more persons, all of whom are Permitted Transferees as defined in Sections 6.4(b) and 6.4(c). If either of Johnny Carrabba or Damian Mandola shall become Bankrupt, then within the 120-day period described in Section 6.6(d), the one of Johnny Carrabba or Damian Mandola who is not bankrupt (or if such person is deceased the largest single transferee of his interest) shall have the right to purchase the shares of MBI owned by the Bankrupt and upon such purchase, CIGI shall not have any option to purchase such shares from the Bankrupt or his estate.

(d) Exercise. The purchase options granted in this Section 6.6 are exercisable at any time within one hundred twenty (120) days from the date of qualification of the executor, administrator, trustee, personal representative or other legal representative (“Representative”) of the Bankrupt’s estate (the “Exercise Period”), and if not exercised within such time period shall lapse. CIGI shall exercise the options by written notice to the Representative of its election to exercise.

(e) Purchase Price. The purchase price to be paid for the Bankrupt’s Shares or MBI’s Royalty Interest, as the case may be, shall be the Value thereof, determined as provided in Section 6.7 hereof. The purchase price to be paid by CIGI for the Royalty Interest or Shares purchased pursuant to this Section 6.6 shall be paid in cash or immediately available funds at Closing.

(f) Documentation. At the Closing of any purchase pursuant to this Section 6.6, the Representative or MBI, as the case may be, shall execute and deliver to CIGI such documents, affidavits and instruments of conveyance and warranty as are reasonably necessary, in the opinion of counsel for CIGI, to transfer, convey and validly vest in CIGI good, marketable and absolute title to the Royalty Interest or Shares being purchased, free and clear of any lien, claim, pledge, security interest, or other encumbrance of any kind or character whatsoever.

(g) Closing. The Closing for any purchase pursuant to this Section 6.6 shall be held at the principal office of CIGI at a date and time mutually acceptable to CIGI and the Representative, provided that if they are unable to agree on a mutually acceptable date, the Closing shall be held sixty (60) days following final determination of Value pursuant to Section 6.7.

6.7 Value. For purposes of this Article VI only, the term “Value” shall mean the fair market value (i.e., the value at which a willing purchaser and a willing seller would, under normal circumstances, purchase and sell, both cognizant of all relevant factors, and neither being under a compulsion to buy or sell) of the Property in question, as of the date of the notice exercising any right to purchase or sell under this Agreement, determined in the following manner:

(a) Agreement. In the event a determination of Value is required, such determination shall be made by agreement in writing of MBI or the Representative of a Bankrupt, as the case may be, (the “Seller”), on the one hand, and by CIGI (the “Purchaser”), on the other hand.

(b) Procedure. If the persons specified in paragraph (a) of this Section 6.7 fail to agree in writing upon the Value of the property in question within thirty (30) days of the date of any notice given exercising any right to purchase (the “Agreement Period”), then the Value of such property shall be determined as follows, which determination shall be final, binding, and conclusive upon all persons affected by such determination:

(i) The Seller and the Purchaser shall agree upon a mutually acceptable appraiser within ten (10) days following the end of the Agreement Period, or, in the event such persons fail to so agree, two (2) appraisers shall be appointed within fifteen (15) days following the end of the Agreement Period, one by the Seller, and a second by the Purchaser. If the Seller, on the one hand, or the Purchaser, on the other hand, fail to appoint an appraiser within the fifteen (15) day time period specified herein, the sole appraiser appointed within such fifteen (15) day time period shall be the sole appraiser of the Value of the property in question. Each of the Seller and the Purchaser shall promptly provide notice of the name of the appraiser so appointed by such parties, respectively, to the other. A third appraiser, if the initial two appraisers are appointed, shall be appointed by the mutual agreement of the first two appraisers so appointed, or, if such first two appraisers fail to agree upon a third appraiser within twenty (20) days following the end of the Agreement Period, either the Seller or the Purchaser may demand that appointment of an appraiser be made by the then Director of the Regional Office of the American Arbitration Association located nearest to Tampa, Florida, in which event the appraiser appointed thereby shall be the third appraiser. Each of the three appraisers shall submit to each of the Seller and the Purchaser, within thirty (30) days after all appraisers have been appointed (the “Appraisal Period”), a written appraisal of the Value of the property in question.

(ii) In connection with any appraisal conducted pursuant to this Agreement, the parties hereto agree that any appraiser appointed hereunder shall be given full access during normal business hours to all books, records and files of the parties relevant to a valuation of the property in question.

(iii) If three appraisers are appointed, the Value of the property in question shall be equal to the numerical average of the three appraised determinations; provided, however, that if the difference between any two appraisals is not more than ten percent (10%) of the lower of the two, and the third appraisal differs by more than ten percent (10%) of the lower of the other two appraisals, the numerical average of such two appraisals shall be determinative.

(c) Qualifications. Any appraiser, to be qualified to conduct an appraisal hereunder, shall be an independent appraiser (i.e., not affiliated with the Seller or the Purchaser), who shall be reasonably competent as an expert to appraise the value of the property in question. If any appraiser initially appointed under this Agreement shall, for any reason, be unable to serve, a successor appraiser shall be promptly appointed in accordance with the procedures pursuant to which the predecessor appraiser was appointed.

(d) Time. Notwithstanding the foregoing, if the determination of the Value of the property in question by appraisal is not completed and all appraisal reports delivered as provided for herein within the Appraisal Period, then all closing, payment, and similar dates subsequent thereto shall be automatically extended one (1) day for each day delivery of the appraisal reports is delayed beyond the end of the Appraisal Period.

(e) Costs. The costs of the appraiser appointed by the Seller shall be borne by the Seller. The costs of the appraiser appointed by the Purchaser shall be borne by the Purchaser. The costs of the third appraiser, if any, or the sole appraiser, in the event the Seller and Purchaser mutually agree upon a single appraiser, shall be borne equally by the Seller and the Purchaser.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

7.1 Representations and Warranties. The Carrabba Entities represent and warrant to CIGI as follows:

(a) Organization and Standing. MBI is a corporation duly organized and validly existing under the laws of the state of Texas with its principal place of business at the address previously set forth in this Agreement and has the power and authority to carry on its businesses as presently conducted.

(b) Power and Authority. MBI has all necessary power and authority, corporate and otherwise, to (i) conduct its businesses as presently conducted, (ii) execute and deliver this Agreement and all other agreements required to be executed and delivered pursuant to this Agreement, and (iii) consummate the transactions provided for herein and therein.

(c) Due Authorization. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by all necessary corporate action on the part of MBI, and this Agreement constitutes the valid and legally binding agreement of MBI enforceable in accordance with the terms hereof.

(d) Conflicts; Defaults. Neither the execution and delivery of this Agreement by MBI, nor the performance of its obligations hereunder, will violate, conflict with or constitute a default under, or result in the acceleration of any obligation under the Articles of Incorporation or Bylaws of MBI, nor any indenture, mortgage, agreement, contract, lien, instrument, permit, deed, lease, order, judgment, decree or other restriction or agreement to which MBI’s assets are bound, and will not constitute an event which, after notice or lapse of time or both, will result in such violation, conflict, default or acceleration. The execution and delivery of this Agreement by MBI, and the performance by it of the transactions contemplated hereby, will not, except as specifically authorized herein, result in the creation or imposition of any liens or other rights, whether legal or equitable, in any third person or entity upon or against any of MBI’s assets or against MBI, and will not violate any law, judgment, decree, order, rule or regulation (collectively “Law”) of any governmental authority applicable to MBI or its assets.

(e) Legal Proceedings. Except for personal injury claims resulting from the operation of the Restaurants in the ordinary course of business, there is no litigation, action, suit, investigation, claim or proceeding (collectively “Litigation”) pending or, to their best knowledge, threatened against MBI or affecting MBI’s assets or the System. To the best knowledge of MBI, no condition, event, fact or circumstance exists which could give rise to such Litigation.

(f) Consents. With respect to the transaction contemplated by this Agreement, no consent, waiver, approval or authorization of or declaration or filing with, any governmental agency or authority or other public persons or entities is required in connection with execution or delivery by MBI of this Agreement or the consummation by MBI of the transactions contemplated hereby, the failure of which to be obtained would have a material adverse effect on the ability of MBI to consummate the transactions contemplated hereby.

(g) Ownership of MBI. Johnny Carrabba and Damian Mandola are the sole shareholders and sole directors of MBI. Johnny Carrabba and Damian Mandola each own

500 shares of Class A voting common stock in each of CI and CWI. The only other shareholder of the Carrabba Entities is John Carrabba, Jr., who owns One Hundred Eleven (111) shares of Class B Non-Voting common stock in each of CI and CWI.

(h) Ownership of the System. As of the date hereof, MBI is the sole owner of the System and all elements, characteristics and property thereof, and all goodwill associated therewith. Except for rights specifically granted pursuant to this Agreement, the CI License Agreement, the CWI License Agreements, the Florida License Agreement and the Joint Venture License Agreement, none of the Carrabba Entities or the Principals have any right, title, interest or claim in or to the System or any element, characteristic or property thereof, nor any goodwill associated therewith. Upon execution and delivery hereof, CIGI shall be the sole owner of the System and Proprietary Marks and all elements, characteristics and properties thereof, and all goodwill associated therewith, and no other person or entity shall have any right or claim thereto except pursuant to and as provided in the CI License Agreement, the CWI License Agreement, the Florida License Agreement and the Joint Venture License Agreements.

(i) Miscellaneous. No representation or warranty by the Carrabba Entities under this Agreement and no statement made by the Carrabba Entities in any closing document delivered pursuant to this Agreement contains or will contain any untrue statement of a material adverse fact or omits or will omit to state a material adverse fact necessary to make any such representation or warranty or statement not misleading.

7.2 Representations and Warranties. Each Outback Entity represents and warrants to the Carrabba Entities and the Principals as follows:

(a) Organization and Standing. CIGI is a corporation duly organized and existing in good standing under the laws of the State of Florida; Outback is a corporation duly organized and existing in good standing under the laws of the State of Delaware; and each has all necessary power to own its property and to carry on its business as presently conducted.

(b) Power and Authority. CIGI and Outback have all necessary power and authority, corporate and otherwise, to (i) conduct their businesses as presently conducted, (ii) execute and deliver this Agreement and all other agreements required to be executed and delivered pursuant to this Agreement, and (iii) consummate the transactions provided for herein and therein.

(c) Due Authorization. The execution and delivery of this Agreement, and the consummation of the transactions provided for herein, have been duly authorized by all necessary corporate action on the part of the Outback Entities and Outback. This Agreement constitutes the legally binding agreement of the Outback Entities and Outback, enforceable in accordance with its terms.

(d) Conflicts; Defaults. Neither the execution and delivery of this Agreement nor the consummation of any transaction herein contemplated is an event which of itself, or with the giving of notice or the passage of time, or both, would constitute a violation of, conflict with or result in a breach of, or constitute a default under the Articles of Incorporation or Bylaws of the Outback Entities or any of the terms, conditions or provisions of any indenture, mortgage, lien, lease, agreement, contract, instrument, order, judgment, decree, or other restriction or agreement or instrument to which the Outback Entities or any subsidiary or affiliate of the Outback Entities is now a party or by which it is bound, or result in the creation or imposition of any lien, charge or encumbrance of any kind upon the property or assets of the Outback Entities or any subsidiary or affiliate of the Outback Entities pursuant to the terms of any such agreement or instrument.

(e) Consents. With respect to the transactions contemplated by this Agreement, no consent, waiver, approval, license or authorization of, or declaration or filing with, any governmental agency or authority or other public persons or entities is required in connection with execution or delivery by the Outback Entities of this Agreement or the consummation by the Outback Entities of the transactions contemplated hereby, the failure of which to be obtained would have a material adverse effect on the ability of the Outback Entities to consummate the transactions contemplated hereby.

(f) Miscellaneous. No representation or warranty by the Outback Entities under this Agreement and no statement made by the Outback Entities in any closing document delivered pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make any such representation or warranty or statement not misleading.

ARTICLE VIII

SURVIVAL, INDEMNIFICATION AND REMEDIES

8.1 Survival of Representations and Warranties. All representations, warranties and covenants made or given by the parties in this Agreement shall survive the consummation of all transactions contemplated herein, and shall continue in force throughout the term of this Agreement.

8.2 Indemnification by the Carrabba Entities. Each of the Carrabba Entities shall be obligated, jointly and severally, to indemnify the Outback Entities against, hold the Outback Entities harmless from, and reimburse the Outback Entities for, any and all claims, loss, damages, costs and expenses, including, without limitation, reasonable attorneys’ fees, court costs (whether at trial or appeal, in arbitration, or otherwise) and the costs and expenses of investigation (collectively, “Liability” or “Liabilities,” as appropriate), incurred by the Outback Entities and which arise out of or in connection with: (i) any breach by any of the Carrabba Entities of any representation or warranty made by the Carrabba Entities and contained in this Agreement.; or (ii) any failure by the Carrabba Entities to perform any covenant or agreement of the Carrabba Entities contained in this Agreement.

8.3 Indemnification by the Outback Entities. The Outback Entities shall indemnify the Carrabba Entities against, hold the Carrabba Entities harmless from, and reimburse the Carrabba Entities for, any and all Liabilities, as defined in Section 8.2 hereof, incurred by the Carrabba Entities and which arise out of or in connection with: (i) any breach by the Outback Entities of any representation or warranty of the Outback Entities contained in this Agreement; or (ii) any failure by the Outback Entities to perform any covenant or agreement of the Outback Entities contained in this Agreement.

8.4 Indemnification Procedures. In case any claim or proceeding (including, without limitation, any claim, investigation or proceeding by any governmental authority) shall be instituted affecting any indemnified person in respect of which indemnity will be sought pursuant to Section 8.2 or Section 8.3 hereof, such indemnified person shall promptly (considering the circumstances) notify the indemnifying person in writing, and the indemnifying person, within thirty (30) days following such notification from the indemnified person, shall retain counsel reasonably satisfactory to the indemnified person (which satisfaction shall not be unreasonably delayed, withheld or conditioned) to represent the indemnified person and any others the indemnifying person may designate in such proceeding, and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified person shall have the right to retain its own counsel, but the fees and disbursements of such counsel shall be at the expense of such indemnified person unless: (i) the indemnifying person shall have failed to retain counsel for the indemnified person as required herein; or, (ii) counsel retained by the indemnifying person for the indemnified person would be inappropriate due to actual or potential differing interests between such indemnified person and any other person represented by such counsel in such proceeding. It is understood that the indemnifying person shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and disbursements of more than one separate firm qualified in such jurisdiction to act as counsel for the indemnified person. The indemnifying person shall not be liable for any settlement of any proceeding effected without its written consent, but, if settled with such consent, or upon a final judgment for the plaintiff, the indemnifying person shall, to the extent required pursuant to the terms of this Article VII, indemnify the indemnified person from and against any and all Liabilities by reason of such settlement or judgment. The indemnified person shall also have the right to consent in writing in advance of any such settlement, but such consent shall not be unreasonably withheld. If any third-party claim is made for which indemnification is asserted hereunder (a “Third-Party Claim”), or in the event any claim for indemnification is made directly by one party against the other (a “Direct Claim”), in the event such Third-Party Claim or Direct Claim is unsuccessful, the party against whom such claim for indemnification is made shall be entitled to recover from the party claiming a right to indemnification all Liabilities incurred by the party against whom such claim for indemnification is made in the defense of such Third-Party Claim or Direct Claim for indemnification. No pre-proceeding settlement of any item which will give rise to a claim for indemnification hereunder shall be effected in the absence of the prior written consent of the indemnifying person, which consent shall not be unreasonably withheld.

8.5 Remedies.

(a) The parties agree that the remedies available for any breach, default or invalidity or unenforceability of any representation, warranty, covenant or agreement contained in this Agreement shall be limited to one or more of: (i) monetary damages, (ii) declaratory relief, (iii) specific performance or (iv) other injunctive relief. Except in the case of actions seeking a declaration that this Agreement is terminated in accordance with the terms of Section 9.1, in no event shall the Outback Entities be entitled to a remedy which allows an Outback Entity to retain ownership of the System but terminates the obligation to pay royalties as provided in Article III (however, an offset of damages against royalties due or to become due shall be allowed). In no event shall the Carrabba Entities be entitled to a remedy which divests CIGI of ownership of the System or any element thereof, or which imposes any significant limitation on CIGI’s absolute ownership rights to the System, or which grants any Carrabba Entity or any third party any rights to use the System or elements thereof except pursuant to existing Licensing Agreements, except for MBI’s reversion rights under this Section 8.5.

(b) The parties acknowledge and agree that MBI’s transfer and conveyance of the System to CIGI pursuant to Article II hereof constitutes the sole consideration for CIGI’s (and its successors and assigns) obligations to pay royalties pursuant to Article III hereof. In accordance with the foregoing, from and after the date of this Agreement, CIGI’s obligations to pay royalties pursuant to Article III hereof shall in no respect be conditioned upon the performance by MBI of any further act; and all obligations and covenants of MBI and the Carrabba’s Entities hereunder constitute covenants and agreements that are independent of CIGI’s obligations to pay royalties pursuant to Article III hereof (subject to CIGI’s right of offset referred to in (c) below).

(c) In furtherance of the foregoing, in the event that notwithstanding the express intention and agreement of the parties as set forth herein, CIGI or any trustee for CIGI in bankruptcy or other representative, successor or assign of CIGI should ever obtain any court order, judgment, or ruling in any bankruptcy, receivership or other insolvency proceeding of which CIGI is the subject, or any other proceeding, permanently terminating CIGI’s obligation to pay royalties when and as due pursuant to Article III hereof (but not including any temporary abatement during violation of non-competition covenants or as offset against damages), including as a result of a rejection of this Royalty Agreement as an executory contract or a discharge of such obligations or otherwise, the System, and all ownership rights therein shall immediately revert to and become the property of MBI and CIGI or such other party shall immediately take all steps necessary to effect such retransfer and reconveyance.

(d) If Licensor shall be delinquent in the payment of any amount (excluding bona fide amounts in controversy) (and not including any temporary abatement by reason of offset during violation of non-competition covenants or as offset against other damages) payable under Article III hereof for more than six months and either (i) Licensor or any of its Affiliates has granted to any party any interest in any revenues or assets of CIGI, any other Outback Entity or any Restaurant that is by its terms prior in right to payment to, or otherwise prevents MBI’s realization of, MBI’s rights to receive royalties under Article III as due under this Agreement (excluding a mortgage, security interest or other encumbrance with respect to debt-financed assets (other than the System and elements thereof) which is granted to the lender who provided the funds to acquire such assets) or (ii) Licensor fails to commence and thereafter diligently pursue the termination of all license, franchise or other rights to use the System of any party that is three months or more delinquent in payment of royalties due from it (other than immaterial delinquencies resulting from miscalculations or oversights made in good faith), then in either such event the System and all ownership rights therein shall immediately revert to and become the property of MBI, and CIGI or such other party shall immediately take all steps necessary to effect such retransfer and reconveyance.

(e) CIGI will cooperate with MBI and take such actions as MBI shall reasonably request to grant and perfect a security interest to MBI to secure its reversionary interest in the System as specified in this Section 8.5.

8.6 Failure to Develop System. If (i) CIGI or any of its Affiliates publicly states that it no longer intends to increase the number of Restaurants or (ii) during any twelve consecutive calendar months, no new Restaurants become subject to the payment of royalties hereunder (except that if a Restaurant was reasonably scheduled to open during such twelve- month period but the opening of the Restaurant was delayed by circumstances beyond CIGI’s control, then such Restaurant shall be treated as having been subject to the payment of royalties as of the date it was reasonably scheduled to open, provided that the Restaurant must actually become subject to the payment of royalties within one hundred eighty (180) days of the date it was reasonably scheduled to open), then (x) MBI (or any entity controlled by MBI, Johnny Carrabba or Damian Mandola) shall be permitted to own and operate Restaurants utilizing the System, (y) CIGI shall grant to the entity owning such Restaurants a no-fee license in substantially the same form as the Amended and Restated Licensing Agreement between CIGI and Carrabba’s Inc. executed the date hereof which will enable the entity to utilize the System and (z) the first proviso of Section 5.2 of this Agreement shall not be applicable. Further, any restriction in any other agreement among all or some of the parties hereto which would restrict the ability of MBI, Johnny Carrabba or Damian Mandola to utilize this Section 8.6 shall be inapplicable to any of the activities permitted under this Section 8.6.

ARTICLE IX

TERMINATION; CONVERSION

9.1 Term. The term of this Agreement shall commence upon execution of this Agreement and shall continue in full force and effect until termination. This Agreement shall terminate upon the first to occur of: (i) agreement of CIGI and MBI (or their respective successor in interest) to terminate this Agreement or (ii) conversion of MBI’s royalty rights pursuant to Section 9.2. Upon termination of this Agreement as a result of conversion of MBI’s royalty rights pursuant to Section 9.2, Outback shall retain all ownership rights to the System, and all other obligations of the parties under this Agreement shall terminate (including all obligations to pay royalties) except for obligations which by their express terms continue in force beyond expiration or termination of this Agreement.

9.2 Conversion. In the event CIGI, or any successor to CIGI as owner of the System, determines to make an initial public offering of any class of its capital stock pursuant to a registration statement filed under the Securities Act of 1933, as amended (or any successor law), CIGI (or its successor) shall give prompt written notice thereof to MBI and shall provide MBI with such information as is then available to CIGI regarding the terms of the proposed offering. The Carrabba Entities agree to keep all such information confidential. CIGI shall promptly arrange a meeting among CIGI, MBI and the managing underwriter of the proposed offering.

At such meeting, CIGI, MBI and the managing underwriter shall attempt in good faith to establish the value of MBI’s royalty rights immediately prior to the proposed offering. For a period of five business days following such meeting, MBI shall have the right (but not the obligation), exercisable by written notice which must be received by CIGI prior to 5:00 p.m. eastern time on the fifth business day, to convert its royalty rights under this Agreement into newly issued capital stock of CIGI (or its successor) of the same class as is to be sold in the proposed initial offering. MBI shall receive a number of shares of capital stock which have a value (based on the proposed initial offering price to the public) equal to the value of MBI’s royalty rights as agreed upon by the parties, subject to no commission or other deduction.

This conversion option is a one-time only option available only in connection with CIGI’s (or its successor’s) initial public offering of any class of capital stock. If not timely exercised as provided in the preceding paragraph this conversion option shall forever lapse.

ARTICLE X

MISCELLANEOUS

10.1 Severability. Each section, subsection and lesser section of this Agreement constitutes a separate and distinct undertaking, covenant or provision hereof. In the event that any provision of this Agreement shall be determined to be invalid or unenforceable, such provision shall be deemed limited by construction in scope and effect to the minimum extent necessary to render the same valid and enforceable, and, in the event such a limiting construction is impossible, such invalid or unenforceable provision shall be deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.

10.2 Consents. Whenever any party’s consent is required under this Agreement, such consent (unless otherwise specifically provided herein) shall not be unreasonably withheld, delayed or conditioned.

10.3 Good Faith. The parties hereto covenant to deal with each other fairly and in good faith.

10.4 Notices. Any notice, request, instruction or other document to be given hereunder by any party shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, to:

To MBI, CI, Johnny	MANGIA BEVE, INC.
Carrabba or John	3125 Kirby Drive
Carrabba, Jr.:	Houston, Texas 77098
Attention: John C. Carrabba, III

To CWI:	CARRABBA’S WOODWAY, INC.
1399 South Voss
Houston, Texas 77057
Attention: John C. Carrabba, III

To Damian Mandola:	DAMIAN C. MANDOLA
2155 Addison Road
Houston, Texas 77030

In each case with	MAYOR, DAY, CALDWELL & KEETON, L.L.P.
a copy to:	700 Louisiana, Suite 1900
Houston, Texas 77002
Attn: Roy Bertolatus, Esq.

To CIGI or Outback:	CARRABBA’S ITALIAN GRILL, INC.
550 North Reo Street, Suite 204
Tampa, Florida 33609
Attention: General Counsel

10.5 Expenses. All expenses of the preparation of this Agreement and of the transactions provided for herein, including, without limitation, counsel fees, accounting fees, sales taxes, recording fees, investment advisors’ fees and disbursements, shall be borne by the respective parties incurring such expense, whether or not such transactions are consummated.

10.6 Entire Agreement. A CONTRACT IN WHICH THE AMOUNT INVOLVED EXCEEDS FIFTY THOUSAND AND NO/100 DOLLARS ($50,000.00) IN VALUE IS NOT ENFORCEABLE UNLESS THE AGREEMENT IS IN WRITING AND SIGNED BY THE PARTY TO BE BOUND OR BY THAT PARTY’S AUTHORIZED REPRESENTATIVE. THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE DETERMINED SOLELY FROM WRITTEN AGREEMENTS, DOCUMENTS AND INSTRUMENTS, AND ANY PRIOR ORAL AGREEMENTS BETWEEN THE PARTIES ARE SUPERSEDED BY AND MERGED INTO SUCH WRITINGS. THIS AGREEMENT (AS AMENDED IN WRITING FROM TIME TO TIME), REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES HERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR

SUBSEQUENT ORAL AGREEMENTS BY THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. THIS PARAGRAPH IS INCLUDED HEREIN PURSUANT TO SECTION 26.02 OF THE TEXAS BUSINESS AND COMMERCE CODE, AS AMENDED FROM TIME TO TIME.

10.7 Language Construction. The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning, and not for or against either party hereto. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

10.8 Modification; Waiver. This Agreement shall not be modified except by an instrument in writing duly signed on behalf of the party against whom enforcement of such modification is sought. No waiver of any provision of this Agreement shall be effective unless in writing and similarly signed, nor shall any failure of any party to enforce any right or remedy hereunder be deemed a waiver of such right or remedy for the future in the same or any situation.

10.9 Captions. Captions have been inserted in this Agreement for reference only and shall not limit or otherwise affect any of its terms and provisions.

10.10 Enforcement. In the event it becomes necessary for any party to institute legal proceedings or to retain the services of an attorney to enforce, interpret or construe any provision hereof, the prevailing party shall be entitled to collect from the non-prevailing party, in addition to other remedies, all costs of such enforcement or legal proceedings, including reasonable attorneys’ fees and including appellate proceedings, regardless of whether suit is filed.

10.11 Counterparts. This Agreement may be executed concurrently in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

10.12 Governing Law. This Agreement and its performance shall be governed and construed in accordance with the laws of the State of Florida, without giving effect to the principles or comity or conflicts of law thereof.

10.13 Jurisdiction and Venue. The parties agree that jurisdiction and venue for any legal proceedings instituted in connection with this Agreement shall lie in the state and federal courts having jurisdiction over Hillsborough County, Florida, and each waives the claim or defense that such courts constitute an inconvenient forum; provided, that such jurisdiction and venue shall not be exclusive.

10.14 Joint and Several Obligation of Outback. By its execution of this Agreement, Outback hereby agrees to be jointly and severally liable with CIGI for the full and timely performance by CIGI of each and every obligation and liability of CIGI hereunder, and CIGI may enforce such obligation against Outback without the necessity of pursuing any action or remedy against CIGI.

10.15 Parties Bound. This Agreement shall be binding upon and inure to the benefit of, the parties hereto and their respective successors, permitted assigns, heirs, personal representatives and administrators.

IN WITNESS WHEREOF, the parties have hereunto executed this Agreement as of the day and year first written above.

“CIGI”

Attest:		CARRABBA’S ITALIAN GRILL, INC., a Florida corporation

By:	/s/ Joseph J. Kadow	By:	/s/ Robert D. Basham
	Joseph J. Kadow		Robert D. Basham

Title:	Secretary	Title:	President

“OUTBACK”

Attest:		OUTBACK STEAKHOUSE, INC., a Delaware corporation

By:	/s/ Joseph J. Kadow	By:	/s/ Robert D. Basham
	Joseph J. Kadow		Robert D. Basham

Title:	Secretary	Title:	President

“MBI”

Attest:		MANGIA BEVE, INC., a Texas corporation

By:	/s/ Damian C. Mandola	By:	/s/ John C. Carrabba, III
John C. Carrabba, III

Title:	Secretary	Title:	President

“CI”

Attest:		CARRABBA, INC., a Texas corporation

By:	/s/ Damian C. Mandola	By:	/s/ John C. Carrabba, III
John C. Carrabba, III

Title:	Secretary	Title:	President

“CWI”

Attest:		CARRABBA’S WOODWAY, INC., a Texas corporation

By:	/s/ Damian C. Mandola	By:	/s/ John C. Carrabba, III
John C. Carrabba, III

Title:	Secretary	Title:	President

“Johnny Carrabba”

/s/ John C. Carrabba, III
JOHN C. CARRABBA, III

“Damian Mandola”

/s/ Damian C. Mandola
DAMIAN C. MANDOLA

“John Carrabba, Jr.”

/s/ John C. Carrabba, Jr.
JOHN C. CARRABBA, JR.

FIRST AMENDMENT TO ROYALTY AGREEMENT

THIS FIRST AMENDMENT TO ROYALTY AGREEMENT (“Agreement”) is made and entered into this 1st day of January, 1997, by and among CARRABBA’S ITALIAN GRILL, INC., a Florida corporation having its principal office located at 405 North Reo Street, Suite 210, Tampa, Florida 33609 (hereinafter “CIGI”), OUTBACK STEAKHOUSE, INC., a Delaware corporation having its principal office located at 550 North Reo Street, Suite 200, Tampa, Florida 33609 (hereinafter “Outback”), MANGIA BEVE, INC., a Texas corporation having its principal office at 3125 Kirby Drive, Houston, Texas 77098 (hereinafter “MBI”), MANGIA BEVE II, INC., a Texas corporation having its principal office at 3125 Kirby Drive, Houston, Texas 77098 (hereinafter “MBI2”), CARRABBA, INC., a Texas corporation having its principal office at 3125 Kirby Drive, Houston, Texas 77098 (“CI”), CARRABBA WOODWAY, INC., a Texas corporation having its principal office at 3125 Kirby Drive, Houston, Texas 77098 (“CWI”), JOHN C. CARRABBA, III, an individual residing in the state of Texas (“Johnny Carrabba”), DAMIAN C. MANDOLA, an individual residing in the state of Texas (“Damian Mandola”) and JOHN C. CARRABBA, JR., an individual residing in the state of Texas (“John C. Carrabba, Jr.”).

W I T N E S S E T H:

WHEREAS, the parties entered into the Royalty Agreement; and

WHEREAS, simultaneously therewith Carrabba’s Italian Grill, Inc. (successor by merger to Outback/Carrabba, Inc.) and Mangia Beve, Inc. entered into that certain amended and restated joint venture agreement of Outback/Carrabba Joint Venture; and

WHEREAS, simultaneously with the Royalty Agreement Carrabba’s Italian Grill, Inc. (successor by merger to Outback/Carrabba, Inc.) and Mangia Beve II, Inc. entered into that certain joint venture known as Carrabba/Texas Joint Venture; and

WHEREAS, the parties desire to amend the Royalty Agreement; and

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other great and valuable considerations the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Grant of stock options. The parties acknowledge that Carrabba/Outback Joint Venture and Carrabba/Texas Joint Venture have been formed for the purpose of operating Carrabba’s Italian Grill restaurants in the State of Texas as a licensee of Carrabba’s Italian Grill, Inc. (as successor to Mangia Beve, Inc.) The parties further acknowledge that Carrabba’s Italian Grill, Inc. is a subsidiary of Outback Steakhouse, Inc., a Delaware corporation (“OSI”). The parties acknowledge and agree that as part of its standard compensation package for general managers of restaurants OSI shall grant certain stock options to each proprietor of Carrabba’s Italian Grill restaurants (now open and hereafter opened) operated by Carrabba/Outback Joint Venture and Carrabba/Texas Joint Venture, and their respective successors Carrabba/Outback, Limited Partnership and Carrabba/Texas, Limited Partnership.

2. Reduction of Royalty. The parties agree that the royalties payable by CIGI to MBI pursuant to Article III of the Royalty Agreement shall be reduced each month during the term of the Royalty Agreement as follows:

(a). The royalties payable for any calendar month under Article III of the Royalty Agreement shall be reduced by an amount equal to (x) one-half of the excess of (i) the closing price of the OSI common stock (as reported on the NASDAQ national market system on the day of exercise) for which options to purchase have been exercised by restaurant proprietors, minus (ii) the purchase price per share to be paid by the restaurant proprietors pursuant to the exercise of such stock options, multiplied by (y) 1 minus the effective federal income tax rate of OSI for the tax year in which such stock options are exercised.

(b). For purposes of calculating the monthly royalty reduction provided for in (a) above, the parties shall use an estimated effective tax rate as determined by OSI’s Chief Financial Officer. Within thirty (30) days of final determination of OSI’s effective federal income tax rate for such tax year the parties shall reconcile the royalty reduction for such tax year. In the event of under or over reduction the appropriate party shall pay the difference to the other party within ten (10) days of such reconciliation.

3. Acknowledgment. The Carrabba Entities (as that term as defined in the Royalty Agreement), acknowledge and agree that the grant of stock options by OSI to the proprietors of partnership restaurants results in a direct benefit to the joint ventures and the Carrabba Entities. The parties further acknowledge the purpose of this royalty reduction is to compensate CIGI and its affiliates for the benefit received by the Carrabba Entities.

4. Ratification. The parties hereby ratify and confirm the Royalty Agreement and same shall remain in full force and effect except as specifically modified hereby.

IN WITNESS WHEREOF, the parties have hereto executed this Amendment as of the day and year first written above.

“CIGI”

Attest:		CARRABBA’S ITALIAN GRILL, INC., a Florida corporation

By:	/s/ Joseph J. Kadow	By:	/s/ Robert D. Basham
	Joseph J. Kadow		Robert D. Basham

Title:	Secretary	Title:	President

“OUTBACK”

Attest:		OUTBACK STEAKHOUSE, INC., a Delaware corporation

By:	/s/ Joseph J. Kadow	By:	/s/ Robert D. Basham
	Joseph J. Kadow		Robert D. Basham

Title:	Secretary	Title:	President

“MBI”

Attest:		MANGIA BEVE, INC., a Texas corporation

By:	/s/ Deana L. Davis	By:	/s/ John C. Carrabba, III
	/s/ Gregorio O. Bedruz		John C. Carrabba, III

Title:	Secretary	Title:	President

“MBI2”

Attest:		MANGIA BEVE II, INC., a Texas corporation

By:	/s/ Damian C. Mandola	By:	/s/ John C. Carrabba, III
	Damian C. Mandola		John C. Carrabba, III

Title:	Secretary	Title:	President

“CI”

Attest:		CARRABBA, INC., a Texas corporation

By:	/s/ Damian C. Mandola	By:	/s/ John C. Carrabba, III
	Damian C. Mandola		John C. Carrabba, III

Title:	Secretary	Title:	President

“CWI”

Attest:		CARRABBA’S WOODWAY, INC., a Texas corporation

By:	/s/ Damian C. Mandola	By:	/s/ John C. Carrabba, III
	Damian C. Mandola		John C. Carrabba, III

Title:	Secretary	Title:	President

“Johnny Carrabba”

/s/ Deana L. Davis		/s/ John C. Carrabba, III
Witness		JOHN C. CARRABBA, III
/s/ Gregorio O. Bedruz
Witness

“Damian Mandola”

/s/ Deana L. Davis	/s/ Damian C. Mandola
Witness	DAMIAN C. MANDOLA
/s/ Gregorio O. Bedruz
Witness

“John Carrabba, Jr.”

/s/ Deana L. Davis	/s/ John C. Carrabba, Jr.
Witness	JOHN C. CARRABBA, JR.
/s/ Gregorio O. Bedruz
Witness

SECOND AMENDMENT TO ROYALTY AGREEMENT

THIS SECOND AMENDMENT TO ROYALTY AGREEMENT (“Agreement”) is made and entered into effective April 7, 2010, by and among CARRABBA’S ITALIAN GRILL, LLC, (formerly Carrabba’s Italian Grill, Inc.) a Florida limited liability company having its principal office located at 2202 N. West shore Blvd., Suite 500, Tampa, Florida 33607 (hereinafter “CIGI”), OSI RESTAURANT PARTNERS, LLC, (formerly OSI Restaurant Partners, Inc.) a Delaware limited liability company having its principal office located at 2202 N. West Shore Blvd., Suite 500, Tampa, Florida 33607 (hereinafter “OSI”), MANGIA BEVE, INC., a Texas corporation having its principal office at 3125 Kirby Drive, Houston, Texas 77098 (hereinafter “MBI”), MAGINA BEVE II, INC., a Texas corporation having its principal office at 3125 Kirby Drive, Houston, Texas 77098 (hereinafter “MBI2”), ORIGINAL, INC. (formerly Carrabba, Inc.), a Texas corporation having its principal office at 3125 Kirby Drive, Houston, Texas 77098 (“CI”), VOSS, INC. (formerly Carrabba Woodway, Inc.), a Texas corporation having its principal office at 3125 Kirby Drive, Houston, Texas 77098 (“CWI”), JOHN C. CARRABBA, III, an individual residing in the state of Texas (“Johnny Carrabba”), DAMIAN C. MANDOLA, an individual residing in the state of Texas (“Damian Mandola”) and JOHN C. CARRABBA, JR., and individual residing in the state of Texas (“John C. Carrabba, Jr.”).

RECITALS

A.	The parties entered into that certain Royalty Agreement dated April, 1995 as amended by that certain First Amendment to Royalty Agreement dated January 1997 (collectively “Royalty Agreement”); and

B.	Section 8.6 of the Royalty Agreement provides that if during any twelve consecutive calendar months no new Restaurant becomes subject to the payment of royalties under the Royalty Agreement, subject to certain exceptions, then, among other things, MBI will be permitted to own and operate restaurant utilizing the System, i.e., CIGI rights to the System will no longer be exclusive.

C.	The parties desire to further amend the Royalty Agreement to provide for a waiver of the and modification of the provisions of Section 8.6 on the terms provided for herein;

Now Therefore, intending to be legally bound, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Amendment to Section 8.6. The parties acknowledge that the last restaurant to become subject to payment of royalties under the Royalty Agreement opened on August 31, 2009.

Notwithstanding the provisions of Section 8.6 (or any other provision of the Royalty Agreement), the parties acknowledge and agree that CIGI shall be deemed in full compliance with Section 8.6 and CIGI’s rights to the System shall remain exclusive so long as:

(a)	at least one new Restaurant becomes subject to the payment of royalties under the Royalty Agreement on or before July 31, 2011; and

(b)	at least one new Restaurant becomes subject to the payment or royalties under the Royalty Agreement during each twelve calendar month period ending on each anniversary of July 31 thereafter; and

(c)	CIGI pays to MBI an additional royalty (in addition to all other royalties due under the Royalty Agreement) of Three Thousand Seven Hundred Fifty Dollars ($3,750.00) each month for sixty (60) consecutive months commencing with the month of August 2010 and ending with the month of July 2015. The additional royalty provided for in this subsection (c) shall be payable as provided for in Section 3.4 of the Royalty Agreement and shall be included with the normal monthly royalty payment.

So long as CIGI complies with the terms of this Section 1 of this Second Amendment, then Section 8.6 of the Royalty Agreement or any part thereof shall not be operative, including, but not limited to, clauses (x), (y), (z) and the last sentence of Section 8.6.

2.	Ratification. The Royalty Agreement is hereby ratified and confirmed and shall remain in full force and effect as amended hereby. The provisions of Section 1 of this Second Amendment shall constitute an amendment to Section 8.6 of the Royalty Agreement.

CARRABBAS’ ITALIAN GRILL, LLC by its sole manager-member

OSI Restaurant Partners, LLC

By:	/s/ Joseph J. Kadow
Joseph J. Kadow, Executive Vice President

OSI RESTAURANT PARTNERS, LLC

2

MANGIA BEVE, INC.

By:	/s/ John C. Carrabba, III

Title:	President

MANGIA BEVE II, INC.

By:	/s/ John C. Carrabba, III

Title:	President

ORIGINAL, INC.

By:	/s/ John C. Carrabba, III

Title:	President

VOSS, INC.

By:	/s/ John C. Carrabba, III

Title:	President

/s/ John C. Carrabba, III
JOHN C. CARRABBA, III, individually

3

/s/ Damian C. Mandola
DAMIAN C. MANDOLA, individually

/s/ John C. Carrabba, JR.

JOHN C. CARRABBA, JR., individually

4